Exhibit (a)(1)(D)

July 15, 2013

Dear Preferred Stockholder:

Affiliates of MacKenzie Capital Management, LP (collectively “MacKenzie”) have initiated an unsolicited tender offer (the “MacKenzie Offer”) to buy up to 9,000,000 shares of 7% Series A Cumulative Redeemable Preferred Stock (the “Preferred Shares”) of BRE Select Hotels Corp (the “Company”) at a price of $0.50 per share, less any cash distributions made by the Company after June 30, 2013. Given that the Company has declared a cash dividend of $0.0229 per share, payable on July 15, 2013 to holders of record of Preferred Shares on July 1, 2013, the current adjusted price of the MacKenzie Offer is $0.4771 per share.

In response to the MacKenzie Offer, BRE Select Hotels Holdings LP (“BRE Holdings”), the holder of all our common stock, is initiating a tender offer (the “BRE Offer”) to purchase all outstanding Preferred Shares at a price of $1.20 per share net to the seller in cash, which is more than 250% of the adjusted price offered by MacKenzie. As the Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists, the BRE Offer provides the holders of Preferred Shares with near term liquidity at a significantly higher price than the MacKenzie Offer. Enclosed is a copy of the Offer to Purchase relating to the BRE Offer (the “BRE Offer to Purchase”), which BRE Holdings is filing with the Securities and Exchange Commission (the “SEC”). The BRE Offer to Purchase provides additional information for you and includes a more detailed description of the BRE Offer.

After careful evaluation of the terms of the MacKenzie Offer and comparing the terms of the MacKenzie Offer to the alternative presented to the holders of Preferred Shares by the BRE Offer, the Company’s Board of Directors has unanimously recommended that holders of Preferred Shares reject the MacKenzie Offer and not tender their shares to MacKenzie.

We strongly believe that the MacKenzie Offer is not in the best interests of the holders of the Preferred Shares, including for the following reasons:

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MacKenzie’s adjusted offer price of $0.4771 per share represents a 75% discount to the initial liquidation preference of $1.90 per Preferred Share and a 60% discount to the $1.20 per share offer from BRE Holdings.

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In evaluating the Company’s acquisition of Apple REIT Six, Inc. (“Apple Six”), the board of directors of Apple Six considered, among other things, the advice of its financial advisor. As part of its financial analyses provided on November 29, 2012 to the Apple Six board of directors, Apple Six’s financial advisor calculated an implied value range of approximately $1.67 to $1.82 per Preferred Share, assuming that no adjustments were made to the initial liquidation preference. The financial analyses are described on pages 58 to 64 of the proxy statement/prospectus dated April 2, 2013 (the “Proxy Statement”) that was sent to the former Apple Six shareholders in connection with the special meeting held on May 9, 2013, at which the Apple Six shareholders approved the acquisition of Apple Six, and filed with the SEC on April 2, 2013. Although these analyses were provided more than seven months ago and, accordingly, have not been updated to reflect circumstances existing since they were prepared, including changes in the general economy or industry conditions or changes affecting the Company, the implied valuation range for the Preferred Shares was significantly higher than the adjusted price per share of $0.4771 offered by MacKenzie and the $1.20 per share offer from BRE Holdings.

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As of the date of the BRE Offer to Purchase, the initial liquidation preference of $1.90 per Preferred Share has not been adjusted. As described under “Adjustment to Liquidation Preference” on page 19 of the BRE Offer to Purchase, the initial liquidation preference of $1.90 per share is subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. The legacy matters are described under “Legacy Matters” beginning on page 20 of the BRE Offer to Purchase. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted.

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The MacKenzie Offer is limited to less than 10% of the outstanding Preferred Shares, only 9,000,000 shares out of the 97,032,848 outstanding Preferred Shares. MacKenzie offers to purchase the 9,000,000 shares on a “first-come, first-buy” basis, based upon the dates on which MacKenzie receives completed assignment forms. The MacKenzie Offer therefore coerces holders of Preferred Shares to tender their shares to MacKenzie as soon as possible, which could deprive them of adequate time to evaluate the MacKenzie Offer. In contrast, the BRE Offer is for all Preferred Shares and is not made on a “first-come, first buy” basis.

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The coercive nature of the MacKenzie Offer is exacerbated by the fact that holders of Preferred Shares will not have withdrawal rights. If a holder of Preferred Shares changes his, her or its decision to tender during the term of the MacKenzie Offer, whether due to changed circumstances relating to the Company or relating to such holder, or to other factors, such holder will not be able to withdraw tendered shares. In contrast, holders have withdrawal rights in the BRE Offer. See also “The Offer—Withdrawal Rights” on page 16 of the BRE Offer to Purchase.

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There is no guarantee that the MacKenzie Offer will be completed. As stated in the assignment form that accompanied its offer letter dated July 1, 2013, MacKenzie will be able to rescind its offer if there is a material adverse change in the operations of the Company. In the “Terms, Conditions, Risks, and Disclosures” enclosed with the offer letter, MacKenzie purports to define “material adverse change” as a change that “would likely cause a reasonable shareholder to reconsider the decision to buy or sell shares.” In contrast, the BRE Offer is not conditioned on the operations of the Company or any such “material adverse change,” although it is conditioned on the absence of litigation or governmental action relating to the BRE Offer. See also “The Offer—Conditions of Offer” on page 13 of the BRE Offer to Purchase.

None of BRE Holdings, the Company or the Company’s board of directors makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the BRE Offer, and none of them has authorized any person to make any such recommendation. The Company’s board of directors takes no position as to whether the price offered by BRE Holdings or the other terms of the BRE Offer are fair to holders of Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to evaluate the fairness of the price offered by BRE Holdings or the other terms of the BRE Offer.

You must make your own decision whether to continue to hold your Preferred Shares or to tender your Preferred Shares to MacKenzie or to BRE Holdings and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in the offer materials provided by MacKenzie and BRE Holdings and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

In addition to the information included in the offer materials provided by MacKenzie and BRE Holdings, including the considerations described under “Certain Considerations” beginning on page 5 of the BRE Offer to Purchase, you should carefully consider the risks related to the ownership of the Preferred Shares and the Company described under the heading “Risk Factors” in the Proxy Statement.

Our directors and executive officers are all employed by an affiliate of Blackstone Real Estate Partners VII L.P. (“Blackstone”). BRE Holdings, which holds all of the Company’s common stock, and the Company are affiliates of Blackstone.

Sincerely,

BRE SELECT HOTELS CORP

This correspondence is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell Preferred Shares. The offer to purchase Preferred Shares of BRE Holdings will only be made pursuant to the BRE Offer to Purchase and related letter of transmittal that BRE Holdings has filed with the SEC and will be mailed to holders of Preferred Shares. Holders of Preferred Shares should read those materials carefully because they will contain important information, including the various terms of, and conditions to the BRE Offer.

About BRE Select Hotels Corp

BRE Select Hotels Corp is a non-listed real estate investment trust (REIT) focused on the ownership of upscale, extended-stay and select-service hotels. Our hotels operate under the Homewood Suites by Hilton®, Hilton Garden Inn®, Hampton Inn®, Hampton Inn & Suites®, Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott® and Marriott®, brands. Our focus is on the ownership of high-quality real estate that generates attractive returns for our investors. Our portfolio consists of 66 hotels, containing a total of 7,651 guestrooms diversified among 18 states. Additional information about the Company can be found online at www.bre-select-hotels.com.

Forward-Looking Information

This correspondence contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this correspondence will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Important factors could affect the Company’s results and could cause results to differ materially from those expressed in its forward-looking statements, including the Company’s qualification as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code, and the factors discussed in the section entitled “Risk Factors” in its proxy statement/prospectus dated April 2, 2013, filed with the SEC in accordance with Rule 424(b) under the Securities Act of 1933, as amended, on April 2, 2013. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the risk factors described in the Company’s filings with the SEC. Any forward-looking statement that the Company makes speaks only as of the date of this correspondence. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events or otherwise, except as required by law.

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